Exhibit 99.1

FCC approves sale of Lumen assets to Brightspeed

Transaction will bring new broadband investment to 20-state region

DENVER, Aug. 22, 2022 – The Federal Communications Commission (FCC) has approved the previously announced sale of Lumen Technologies’ (NYSE: LUMN) incumbent local exchange carrier (ILEC) business in 20 states to Brightspeed.

With this approval, the transaction has now received all final regulatory clearances needed to close. Pending other customary closing conditions, the transaction with Apollo-managed funds (NYSE: APO) is expected to close early in the fourth quarter.

Brightspeed plans to make significant investments to build an expanded fiber optics network that will bring fast, reliable internet and Wi-Fi to communities throughout the 20-state footprint it is acquiring. These plans include providing fiber facilities that are expected to reach up to three million homes and businesses over the next five years, including in many rural and suburban locations where fiber and advanced technology have not yet been deployed.

Speed Read:

•	On August 3, 2021, Lumen announced an agreement to sell its local consumer, small business, wholesale and enterprise customer ILEC operations in 20 states to Brightspeed.

•	Brightspeed will gain a robust local network, as well as the operations and back-office support to meet the accelerating demand for high-bandwidth connectivity.

•	Under the terms of the transaction, Lumen will retain its ILEC operations in 16 states, where it will continue to invest in bringing fiber broadband to more communities.

•	Lumen will also retain its national fiber routes and associated networks in all of these states, as well as its international operations.

“This transaction will benefit all of these customers, both in Lumen’s remaining 16-state footprint and in the 20 states moving to Brightspeed,” said Melissa Mann, Lumen vice president of public policy and government affairs. “The FCC’s approval is great news that will bring faster broadband speeds to customers across both companies.”

“The FCC’s approval paves the way for Brightspeed to help close the digital divide in communities across the country that are most in need of high-quality broadband,” said Tom Dailey, Brightspeed vice president of public policy and government affairs. “This is a significant step in our journey to begin serving customers as Brightspeed. We appreciate the efforts of all the regulators and our Lumen counterparts who worked diligently with us over this past year to achieve this milestone. We look forward to building our fiber network and participating in programs that support affordability for our new customers.”

Additional Resources:

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Learn more about the transaction securing all state-required regulatory approvals: https://www.prnewswire.com/news-releases/brightspeed-achieves-major-regulatory-milestone-in-its-operational-readiness-preparations-301578988.html

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Learn more about Lumen selling its local incumbent carrier operations in 20 states to Apollo-managed funds for $7.5 billion: https://news.lumen.com/2021-08-03-Lumen-to-sell-local-incumbent-carrier-operations-in-20-states-to-Apollo-Funds-for-7-5-billion

•	For more information about the transaction, visit the resource page: https://news.lumen.com/apollo-transaction-resource-center

•	For more information about Brightspeed, visit www.brightspeed.com

About Lumen Technologies and the People of Lumen:

Lumen is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 450,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences. Learn more about the Lumen network, edge cloud, security, communication and collaboration solutions and our purpose to further human progress through technology at news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks in the United States.

About Brightspeed

Headquartered in Charlotte, N.C. and expected to have assets and associated operations in 20 states, Brightspeed will provide broadband and telecommunications services through a network platform capable of serving more than 6 million homes and businesses. The company aims to bridge the digital divide by deploying a state-of-the-art fiber network and a customer experience that makes staying connected simple and seamless. For more information about Brightspeed, please visit the company’s website, wwww.brightspeed.com.

Forward Looking Statements

Except for historical and factual information, the matters set forth in this release and other of the parties’ oral or written statements regarding the timing and impact of the proposed transaction, and other statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the parties’ control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the possibility that the purchaser will not be able to finance its purchase on the terms contemplated or at all; the possibility that the conditions to the parties’ respective closing obligations will not be met or waived in a timely manner or at all; the possibility that the anticipated benefits from the transaction will not be realized in the manner contemplated; changes in general market, economic, tax, regulatory or industry conditions; and other risk factors and cautionary statements as detailed from time to time in the parties’ reports filed with the U.S. Securities and Exchange Commission. There can be no assurance that the above-described transactions will in fact be consummated in the manner described or at all. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the proposed transactions. You should not place undue reliance on these forward looking statements, which speak only as of the date of this press release. Unless legally required, the parties undertake no obligation and expressly disclaim any such obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Lumen Media Contact:

Linda M. Johnson

Lumen Public Relations

202-538-9892 cell

linda.m.johnson@lumen..com

Brightspeed Media Contact:

Erik Carlson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

pr@brightspeed..com